Exhibit 10.8

INDEMNITY AGREEMENT

DATED as of the __ day of ____, 2023.

BETWEEN:

GREENFIRE RESOURCES Inc., a corporation amalgamated under the laws of the Province of Alberta (hereinafter called the “Corporation”)

AND

___________________, an individual residing in [the City of ______________, in the Province of Alberta] (hereinafter called the “Indemnified Party”)

WHEREAS the Business Corporations Act (Alberta) (the “Act”), under which the Corporation is incorporated, provides that, except in certain circumstances, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of another body corporate (each a “Corporation Affiliate”);

AND WHEREAS the by-laws (the “By-Laws”) of the Corporation permit indemnification in accordance with the foregoing and in such other circumstances as the Act permits or requires;

NOW THEREFORE, IN CONSIDERATION OF the premises and mutual covenants herein contained, and in consideration of the sum of One ($1.00) Dollar paid by the Indemnified Party to the Corporation (the receipt of which is hereby acknowledged) and the Indemnified Party acting and/or agreeing to continue to act as a director and/or officer of the Corporation or as a director and/or officer of a Corporation Affiliate, the Corporation and the Indemnified Party do hereby covenant and agree as follows:

1.	Interpretation

For the purposes of this Agreement, the term “Indemnified Party” shall be construed to include the Indemnified Party’s estate, executors, administrators, legal representatives or lawful heirs to the fullest extent possible wherever the context will permit same.

2.	Agreement to Serve

The Indemnified Party agrees to serve or continue to serve as a director or officer of the Corporation or of a Corporation Affiliate (in the case of an officer, at the will of the Corporation or under a separate contract, if any such contract exists or shall hereafter exist) so long as the Indemnified Party is duly elected and qualified in accordance with the provisions of the Act and the By-Laws; provided, however, that (i) the Indemnified Party may at any time and for any reason resign from such position (subject to any contractual obligations which the Indemnified Party shall have assumed apart from this Agreement), and (ii) neither the Corporation nor any Corporation Affiliate shall have any obligation under this Agreement to continue the Indemnified Party in any such position.

3.	Indemnification

(a)	To the full extent allowed by law, the Corporation agrees to indemnify and save harmless the Indemnified Party from and against any and all damages, liabilities, costs, charges or expenses suffered or incurred by the Indemnified Party, directly or indirectly, as a result or by reason of the Indemnified Party being or having been a director and/or officer of the Corporation or a Corporation Affiliate or by reason of any action taken or not taken by the Indemnified Party in the Indemnified Party’s capacity as a director and/or officer of the Corporation or a Corporation Affiliate, including without limitation, any liability for unpaid employee wages and severance or termination of any employee, provided that such damages, liabilities, costs, charges or expenses were not suffered or incurred as a direct result of the Indemnified Party’s own fraud, dishonesty or wilful default.

(b)	In addition and without limitation of the previous Section 3(a), the Corporation agrees:

(i)	except in respect of an action by or on behalf of the Corporation or Corporation Affiliate to procure a judgment in its favour, to indemnify the Indemnified Party against all costs, charges and expenses, including an amount paid to settle an action or to satisfy a judgment, reasonably incurred by the Indemnified Party in respect of any civil, criminal, administrative, investigative or other action or proceeding to which the Indemnified Party is involved by reason of being or having been a director or officer of the Corporation or Corporation Affiliate, if:

(1)	the Indemnified Party acted honestly and in good faith with a view to the best interests of the Corporation or the Corporation Affiliate, as applicable; and

(2)	in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the Indemnified Party had reasonable grounds for believing that his conduct was lawful;

(ii)	to indemnify the Indemnified Party in respect of an action by or on behalf of the Corporation or Corporation Affiliate to procure a judgment in its favour, to which the Indemnified Party is made a party by reason of being or having been a director or officer of the Corporation or Corporation Affiliate, against all costs, charges and expenses reasonably incurred by the Indemnified Party in connection with the action if the Indemnified Party has fulfilled the conditions set forth in subsections 3(b)(i)(1) and (2) set out above and if the Corporation obtains the approval of the Court (as defined in the Act) to grant such indemnity;

(iii)	in the event that the approval of the Court is required to effect any indemnification granted hereunder, the Corporation agrees to make application for and use its best efforts to obtain the Court’s approval to such indemnification provided that the Indemnified Party has fulfilled the conditions set forth in subsection 3(b)(i)(1) and (2) herein;

(iv)	notwithstanding subsections 3(b)(i) and (ii) above, to indemnify the Indemnified Party in respect of all costs, charges and expenses reasonably incurred by the Indemnified Party in connection with the defence of any civil, criminal, administrative, investigative or other action or proceeding to which the Indemnified Party is involved by reason of being or having been a director or officer of the Corporation or Corporation Affiliate if the Indemnified Party:

(1)	was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done; and

(2)	fulfils the conditions set out in subsections 3(b)(i)(1) and (2) set out above;

(v)	to indemnify the Indemnified Party in respect of all costs, charges and expenses reasonably incurred by the Indemnified Party in connection with the defence of any threatened civil, criminal, administrative, investigative or other action or proceeding or alleged wrongdoing (or settlement thereof with the consent of the Corporation) against the Indemnified Party by reason of being or having been a director or officer of the Corporation or Corporation Affiliate; and

(vi)	for the purposes of this Agreement including, without limitation, this Section 3, the termination of any civil, criminal, administrative, investigative or other action or proceeding by judgment, order, settlement, conviction, plea of guilty or no contest or its equivalent or similar or other result shall not, of itself, create a presumption either that the Indemnified Party did not act honestly or in good faith with a view to the best interests of the Corporation or Corporation Affiliate or that, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Party did not have reasonable grounds for believing that the Indemnified Party’s conduct was lawful, unless the judgment or order of the Court shall specifically find otherwise.

(c)	The intention of this Agreement is to provide the Indemnified Party indemnification to the fullest extent permitted by law and without limiting the generality of the foregoing and notwithstanding anything contained herein:

(i)	nothing in this Agreement shall be interpreted, by implication or otherwise, in limitation of the scope of the indemnification provided in Sections 3(a) and (b) hereof; and

(ii)	Section 3(b) is intended to provide indemnification to the Indemnified Party to the fullest extent permitted by the Act and, in the event that such statute is amended to permit a broader scope of indemnification (including, without limitation, the deletion or limiting of one or more of the provisos to the applicability of indemnification), Section 3(b) shall be deemed to be amended concurrently with the amendment to the statute so as to provide such broader indemnification.

4.	Partial Indemnification

If the Indemnified Party is determined to be entitled under any provision of this Agreement to indemnification by the Corporation or Corporation Affiliate for some or a portion of the costs, charges and expenses incurred in respect of any actions or proceedings but not for the total amount thereof, the Corporation or Corporation Affiliate shall nevertheless indemnify the Indemnified Party for the portion thereof to which the Indemnified Party is determined to be entitled.

5.	Prepaid Expenses

All costs, charges and expenses reasonably incurred by the Indemnified Party in investigating, defending or appealing any civil, criminal, administrative, investigative or other action or proceeding, actual or threatened, covered hereunder shall, at the request of the Indemnified Party, be paid by the Corporation in advance to enable the Indemnified Party to properly investigate, defend or appeal such action or proceeding, with the understanding and agreement being herein made that, in the event it is ultimately determined as provided hereunder that:

(a)	the Indemnified Party is judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done; or

(b)	the Indemnified Party did not fulfill the conditions set out in subsections 3(b)(i)(1) and (2);

the Indemnified Party shall indemnify and hold harmless the Corporation, and pay to the Corporation forthwith after such ultimate determination, such amount or the appropriate portion thereof, so paid in advance.

6.	Other Rights and Remedies

Indemnification and advance payment of costs, charges and expenses as provided by this Agreement shall not be deemed to derogate from or exclude any other rights to which the Indemnified Party may be entitled under any provision of the Act or otherwise at law, the articles of the Corporation or Corporation Affiliate, the By-Laws or the by-laws of such Corporation Affiliate, this Agreement, any other agreement between the Indemnified Party and the Corporation or Corporation Affiliate, any vote of shareholders of the Corporation or Corporation Affiliate, or otherwise, both as to matters arising out of the Indemnified Party’s capacity as a director or officer of the Corporation or Corporation Affiliate, or as to matters arising out of another capacity with the Corporation while being a director or officer of the Corporation, or as to matters arising by reason of the Indemnified Party’s being or having been a director or officer of a Corporation Affiliate, and shall continue after the Indemnified Party has ceased to be a director or officer of the Corporation or Corporation Affiliate.

7.	Limitation of Actions and Release of Claims

No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Corporation or any Corporation Affiliate against the Indemnified Party, after the expiration of two years from the date the Indemnified Party ceased (for any reason) to be a director or officer of the Corporation or Corporation Affiliate, as applicable, and the Corporation agrees that any claim or cause of action of the Corporation or of any Corporation Affiliate shall be extinguished and the Indemnified Party deemed released therefrom absolutely unless asserted by the commencement of legal action in a court of competent jurisdiction within such two-year period.

8.	Notice of Proceedings

The Indemnified Party agrees to give notice to the Corporation as soon as is reasonably practical after being served with any statement of claim, writ, notice of motion, indictment or other document commencing or continuing any civil, criminal, administrative, investigative or other action or proceeding against the Indemnified Party as a party by reason of being or having been a director or officer of the Corporation or Corporation Affiliate, and in respect of any threatened civil, criminal, administrative, investigative or other action or proceeding or alleged wrongdoing against the Indemnified Party by reason of being or having been a director or officer of the Corporation or Corporation Affiliate, and the Corporation agrees to give notice to the Indemnified Party in writing as soon as is reasonably practical after:

(i)	being served (or a Corporation Affiliate being served) with any such statement of claim, writ, notice of motion, indictment or other document commencing or continuing any civil, criminal, administrative, investigative or other action or proceeding naming the Indemnified Party as a party; or

(ii)	receiving notice (or a Corporation Affiliate receiving notice) of any such threatened civil, criminal, administrative, investigative or other action or proceeding or alleged wrongdoing against the Indemnified Party;

provided, however, that the failure of the Indemnified Party to give such notice to the Corporation shall not adversely affect the Indemnified Party’s rights under this Agreement except to the extent that the Corporation or Corporation Affiliate shall have been materially prejudiced as a direct result of such failure.

The Corporation further agrees to promptly retain counsel who shall be reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in any such matter.

9.	Right to Retain Other Counsel

In any such matter the Indemnified Party shall have the right to retain other counsel to act on the Indemnified Party’s behalf provided that the fees and disbursements of such other counsel shall be paid by the Indemnified Party unless:

(a)	the Indemnified Party and the Corporation or Corporation Affiliate shall have mutually agreed to the retention of such other counsel;

(b)	the Corporation shall not have retained counsel to represent the Indemnified Party within 10 days of receiving notice of claim or other matter to which indemnity may be required hereunder; or

(c)	the named parties to any such action, claim, demand or proceeding (including any added third, or interpleaded parties) include the Corporation or Corporation Affiliate and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (including the availability of different defences), in which event the Corporation and Corporation Affiliate jointly and severally agree to pay the fees and disbursements of such counsel.

10.	Indemnified Party to Cooperate

The Indemnified Party agrees to give the Corporation or Corporation Affiliate, as applicable, such information and cooperation as the Corporation may reasonably require from time to time in respect of all matters hereunder.

11.	Insurance

The Corporation agrees that in the event the Corporation or Corporation Affiliate maintains a policy of insurance with respect to liability relating to its directors or officers which policy may pursuant to its terms extend to the Indemnified Party in the Indemnified Party’s capacity as a director or officer of the Corporation and/or Corporation Affiliate, each will use its reasonable best efforts to include the Indemnified Party as an insured under such policy to the maximum extent reasonably possible.

12.	Taxes Payable

The Corporation agrees to reimburse the Indemnified Party for the net amount of tax payable by the Indemnified Party under the taxing laws of any jurisdiction provided that such net taxes payable are directly a result of the payment or reimbursement of expenses under this Agreement, including this Section 12, constituting a taxable benefit to the Indemnified Party.

13.	Deceased Indemnified Party

If the Indemnified Party is deceased and is entitled to indemnification under this Agreement, the Corporation agrees to indemnify and hold harmless the Indemnified Party’s estate, executors, administrators, legal representatives and lawful heirs to the same extent as it would indemnify the Indemnified Party, if alive, hereunder.

14.	Effective Time

This Agreement shall be effective as and from the first day that the Indemnified Party became or becomes a director and/or officer of the Corporation (or a predecessor thereof) or commenced or commences to serve as an officer or director of a Corporation Affiliate (or a predecessor thereof) and, for greater certainty, will continue to be effective after the date the Indemnified Party ceases to be a director and/or officer of the Corporation or of a Corporation Affiliate.

15.	Notices

Unless otherwise permitted by this Agreement, all notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been fully given if personally delivered to the party to whom the notice or other communication is directed, or if mailed by prepaid registered mail on the fifth business day after the date on which it is so mailed (provided that if there is an interruption in the regular postal service during such period arising out of a strike, walk-out, work slowdown or similar labour dispute in the postal system, all days during such interruption occurs shall not be counted), or if transmitted by e-mail on the date of delivery (provided if such delivery occurs on a date that is not a business day or after 5:00 p.m. local time on a business day, then such delivery shall be deemed to have been given on the next business day):

(a)	if to the Indemnified Party, at:

[___________]

E-mail: [___________]

(b)	if to the Corporation, at:

Greenfire Resources Inc.

1900 – 205 5th Avenue SW
Calgary, AB T2P 2V7

Attention: Chief Financial Officer

or to such other address as each party may from time to time notify the other of in writing.

If the Corporation receives notice from any other source of any matter which the Indemnified Party would otherwise be obligated hereunder to give notice of to the Corporation, then the Indemnified Party shall be relieved of the Indemnified Party’s obligation hereunder to give notice to the Corporation, provided the Corporation has not suffered any material damage from the failure of the Indemnified Party to give notice as herein required.

16.	Severability

If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever:

(a)	the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing such provisions held to be invalid, illegal or unenforceable, that are not of themselves in whole invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and

(b)	to the fullest possible extent, the provisions of this Agreement (including, without limitations, all portions of any paragraphs of this Agreement containing any such provisions held to be invalid, illegal or unenforceable, that are not of themselves in whole invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision which is held to be invalid, illegal or unenforceable.

17.	Governing Law

The parties hereto agree that this Agreement shall be construed and enforced in accordance with the laws of the Province of Alberta.

18.	Modification and Waiver

No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

19.	Entire Agreement

This Agreement shall supersede and replace any and all prior agreements (except any written agreement of employment between the Corporation or a Corporation Affiliate and the Indemnified Party, which shall remain in full force and effect, except to the extent augmented or amended hereby), between the parties hereto respecting the matters set forth herein, and shall constitute the entire agreement between the parties hereto in respect of the matters set forth herein.

20.	Successors and Assigns

This Agreement shall be binding upon and enure to the benefit of the Corporation and its successors and assigns and to the Indemnified Party and the Indemnified Party’s estate, executors, administrators, legal representatives, lawful heirs and assigns.

21.	Successor Legislation

Any references herein to any enactment shall be deemed to be references to such enactment as the same may be amended or replaced from time to time and, in the event that the Corporation is continued, incorporated, amalgamated, arranged under or otherwise becomes governed by an enactment other than the Act, then all references herein to the Act shall be deemed to be references to such enactment as the same may be amended or replaced from time to time.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as at the date first above written.

GREENFIRE RESOURCES INC.

Per: